As filed with the Securities and Exchange Commission on November 8, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENOMIC HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0552594
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

301 Penobscot Drive Redwood City, California	94063
(Address of Principal Executive Offices)	(Zip Code)

GENOMIC HEALTH, INC. EMPLOYEE STOCK PURCHASE PLAN (Full title of the plan)

KIMBERLY J. POPOVITS	Copy to:
President and Chief Executive Officer	STANTON D. WONG, ESQ.
Genomic Health, Inc.	Pillsbury Winthrop Shaw Pittman LLP
301 Penobscot Drive	P.O. Box 7880
Redwood City, CA 94063	San Francisco, CA 94120
(650) 556-9300	(415) 983-1000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed	Amount of
Securities To	To Be	Offering Price	Maximum Aggregate	Registration
Be Registered	Registered	per Share(1)	Offering Price(1)	Fee

Common Stock, par value $0.0001 per share	1,250,000 shares	$20.77	$25,962,500	$2,976.00

(1)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low sales prices of the Registrant’s Common Stock on The NASDAQ Global Market on November 1, 2011.

Part I

Information Required in the Section 10(a) Prospectus

Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

Part II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(1)                                  Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010;

(2)                                  Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

(3)                                  Registrant’s Current Reports on Form 8-K filed on January 7, 2011, February 2, 2011, February 8, 2011, March 28, 2011, May 24, 2011, June 10, 2011 and September 30, 2011; and

(4)                                  The description of the Common Stock contained in Registrant’s Registration Statement on Form 8-A filed September 26, 2005, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating, in each case, any documents or information that the Registrant is deemed to furnish and not file in accordance with Securities and Exchange Commission rules.

Item 4.  Description of Securities.

Not applicable

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant’s Restated Certificate of Incorporation, Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-126626) filed July 15, 2005, and Article 6 of the Registrant’s Bylaws, Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed January 9, 2009, provide for indemnification of the

Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors that will require the Registrant among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Exhibit

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on page 5 hereof).

Item 9.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on November 8, 2011.

GENOMIC HEALTH, INC.

By	/s/ Kimberly J. Popovits
Kimberly J. Popovits
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Randal W. Scott, Kimberly J. Popovits and G. Bradley Cole, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

/s/ Kimberly J. Popovits	President, Chief Executive Officer and	November 8, 2011
Kimberly J. Popovits	Director (Principal Executive Officer)

/s/ Dean L. Schorno	Chief Financial Officer (Principal Financial	November 8, 2011
Dean L. Schorno	Officer and Principal Accounting Officer)

/s/ Randal W. Scott, Ph.D.	Executive Chairman of the Board of	November 8, 2011
Randal W. Scott, Ph.D.	Directors

/s/ Julian C. Baker	Director	November 8, 2011
Julian C. Baker

/s/ Fred E. Cohen, M.D., D. Phil.	Director	November 8, 2011
Fred E. Cohen, M.D., D. Phil.

/s/ Samuel D. Colella	Director	November 8, 2011
Samuel D. Colella

/s/ Ginger L. Graham	Director	November 8, 2011
Ginger L. Graham

/s/ Randall S. Livingston	Director	November 8, 2011
Randall S. Livingston

/s/ Woodrow A. Myers Jr., M.D.	Director	November 8, 2011
Woodrow A. Myers Jr., M.D.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on page 5 hereof).